WEALTH MINERALS LTD.
                          #1901 - 1177 W. Hastings St.,
                           Vancouver, British Columbia
                                     V6E 2K3

                        NOTICE OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN that the Annual General Meeting of shareholders of WEALTH MINERALS LTD. (the "Company") will be held in the Boardroom of Wealth Minerals Ltd., Suite 1901 - 1177 West Hastings St., Vancouver, British Columbia at 10:00 a.m. (PST) on MONDAY, SEPTEMBER 27, 2004 for the following purposes:

1.   To receive the Report of the Directors;

2. To receive and consider the financial statements of the Company for the year ended November 30, 2003, together with the auditors' report thereon;

3. To appoint Sadovnick, Telford & Skov as auditors for the Company to hold office until the next annual general meeting of the Company and to authorize the directors to fix the remuneration to be paid to such auditors;

4. To elect directors to hold office until the next annual general meeting of the Company;

5.   To approve and authorize the stock option plan of the Company;

6. To authorize the directors, in their discretion, to issue shares in excess of 25% of the issued capital in accordance with the terms of any proposed future acquisitions, private placement, rights offering or prospectus financing and corresponding Brokers' Warrants or shares for debt settlements, at such price or prices, in such amount or amounts and to such individuals or entities as may by determined by the Directors of the Company and as are acceptable with the appropriate regulatory authorities and the resulting possible effective change in control of the Company consequent thereon.

7. To ratify and approve the actions of the board of directors since the last Annual General; and

8. To transact such other business as may properly come before the Meeting or any adjournment of it.

A MEMBER ENTITLED TO ATTEND AND VOTE AT THE MEETING IS ENTITLED TO APPOINT A PROXY TO ATTEND AND VOTE IN HIS STEAD. IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE READ THE NOTES ACCOMPANYING THE INSTRUMENT OF PROXY ENCLOSED AND THEN COMPLETE AND RETURN THE PROXY WITHIN THE TIME SET OUT IN THE NOTES. AS SET OUT IN THE NOTES, THE ENCLOSED INSTRUMENT OF PROXY IS SOLICITED BY MANAGEMENT, BUT YOU MAY AMEND IT, IF YOU SO DESIRE, BY STRIKING OUT THE NAMES LISTED THEREIN AND INSERTING IN THE SPACE PROVIDED THE NAME OF THE PERSON YOU WISH TO REPRESENT YOU AT THE MEETING.

Dated at Vancouver, British Columbia this 23rd day of August, 2004.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Per:  Gary Freeman
                                                 -------------------------------
                                                  Gary Freeman
                                                  President and Director